================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              SUNBASE ASIA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              SUNBASE ASIA, INC.
                       19/F., FIRST PACIFIC BANK CENTRE
                             51-57 GLOUCESTER ROAD
                              WANCHAI, HONG KONG
                                (852) 2865-1511

                               2240 BUENA VISTA
                          IRWINDALE, CALIFORNIA 91010
                                (626) 358-0181

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 15, 1997

To the Shareholders of Sunbase Asia, Inc.:

  You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Sunbase Asia, Inc., a Nevada corporation (the "Company"), which will be held at the U.S. office of the Company, 2240 Buena Vista, Irwindale, California 91010, at 10:00 a.m., Pacific Standard Time, on December 15, 1997, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

    1. To elect a board of seven directors to serve until the next annual meeting of the Company's shareholders and until their successors have been elected and qualify;

    2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997;

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record of the Company's voting stock at the close of business on October 15, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Meeting.

  THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. ANY SHAREHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ William McKay

                                          William McKay
                                          President and Chief Executive
                                           Officer

Irwindale, California
November 19, 1997

                              SUNBASE ASIA, INC.
                       19/F., FIRST PACIFIC BANK CENTRE
                             51-57 GLOUCESTER ROAD
                              WANCHAI, HONG KONG
                                (852) 2865-1511

                               2240 BUENA VISTA
                          IRWINDALE, CALIFORNIA 91010
                                (626) 358-0181

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The following information is furnished in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Sunbase Asia, Inc., a Nevada corporation (the "Company"), to be held at the U.S. office of the Company, 2240 Buena Vista, Irwindale, California 91010, at 10:00 a.m., Pacific Standard Time, on December 15, 1997, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

                    SOLICITATION AND REVOCATION OF PROXIES

  A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. Members of the management of the Company may also solicit some shareholders in person, or by telephone, telegraph or telecopy, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

  Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the election of all seven of the nominee-directors specified herein, and FOR ratification of the appointment of Ernst & Young LLP to act as the Company's independent auditors for the year ending December 31, 1997, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is currently a director of the Company.

  Under the Company's bylaws and Nevada law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining whether approval of the shareholders has been obtained with respect to any such matter (and thus will have the effect of a "no" vote in connection with each matter submitted for shareholder approval).

  Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (a) a later-dated proxy, (b) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (c) attendance at the Meeting and voting in person.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

  As of the close of business on October 15, 1997 (the "Record Date"), the Company had outstanding 12,700,141 shares of Common Stock, 36 shares of Series A Preferred Stock and 6,800 shares of Series B Preferred Stock. Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote; each share of Series A Preferred Stock is entitled to 500,000 votes; and each share of Series B Preferred Stock is entitled to 100 votes. Representation at the Meeting by the holders of a majority of the outstanding voting stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

  Pursuant to the Company's By-laws, a shareholder may vote for one or more directors by cumulative voting provided that the name of the candidates for whom the cumulative votes would be cast have been placed in nomination prior to the voting and that the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for the election of directors. Cumulative voting means that each shareholder is entitled to as many votes as equal to the number of shares (or voting rights) that he owns multiplied by the number of directors to be elected. He may cast all of such votes for a single nominee or he may distribute them among any two or more nominees, as he sees fit. If cumulative voting is not requested, each shareholder will be entitled to one vote per voting right for each director to be elected.

  The enclosed Proxy vests in the Proxyholder cumulative voting rights. The person authorized to vote shares represented by executed proxies in the enclosed form (if authorized to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as he may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has been withheld. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the Proxyholder, makes such action necessary or desirable. The seven nominees who receive the largest number of votes shall be elected, provided that each of them receives atleast a majority of the quorum.

  On all other matters which may come before the meeting, the shareholders shall be entitled to one vote for each voting right as set forth above. Approval of the proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares represented and voting at the meeting.

  As of the record date, Asean Capital was the beneficial owner of shares representing 85.2% of the aggregate voting rights held by owners of the Company's capital stock.

  Asean Capital advised the Company of its intention to vote in favor of the below listed nominees and ratification of the appointment of Ernst & Young LLP.

  Accordingly, Asean Capital will have the ability to elect a majority of the Board of Directors and approval of Ernst & Young LLP.

  The following table sets forth certain information regarding the beneficial ownership of the Company's voting stock as of the Record Date as to (a) each director, (b) each executive officer, (c) all executive officers and directors of the Company as a group, and (d) each person known to the Company to beneficially own five percent or more of the outstanding shares of Common Stock.

                            EQUITY OWNERSHIP             VOTING RIGHTS
                         --------------------------- ---------------------------
                           AMOUNT OF                   AMOUNT OF
                         BENEFICIAL OF      PERCENT  BENEFICIAL OF      PERCENT
NAME AND ADDRESS         OWNERSHIP(1)       CLASS(2) OWNERSHIP(1)       CLASS(3)
----------------         -------------      -------- -------------      --------
Asean Capital..........   12,339,900(4)       72.7%   26,739,900(5)       85.2%
Gunter Gao.............   12,339,900(4)(6)    72.7%   26,739,900(5)(6)    85.2%
 Chairman and Director
Glory Mansion Limited
 ("GML")...............    1,200,000(7)        6.6%    1,200,000(7)        3.7%
Wardley China Invest-
 ment Trust
 ("Wardley")...........      400,000(8)        2.3%      400,000(8)        1.2%
Private Equity Manage-
 ment BVI Limited
 ("PEM")...............    1,200,000(9)        6.6%    1,200,000(9)        3.7%
Billy Kan..............      420,000(10)       2.4%      420,000(10)       1.3%
 Vice Chairman and
  Director
William McKay..........      185,000(11)       1.1%      185,000(11)       *
 Chief Executive
 Officer, President
 and Director
Li Yuen Fai (Roger)....      400,000(12)       2.3%      400,000(12)       1.2%
 Chief Financial
  Officer, Vice President
  and Director
Chang Shing Yam (Dick-
 ens)..................       30,000(13)       *          30,000(13)       *
 Chief Accounting
  Officer
Lai Kwan Fai (Davis)...        *               *           *               *
 Corporate Secretary
Ho Cho Hing (Franco)...        *               *           *               *
 Director
Philip Yuen............        *               *           *               *
 Director
George Raffini(14).....        *               *           *               *
 Director
Sunbase International
 (Holdings) Limited....   12,339,900(15)      72.7%   26,739,900(16)      85.2%
The New China Hong Kong
 Capital Limited.......    1,371,100           8.1%    1,371,100           4.4%
All directors and exec-
 utive officers of the
 Company as a Group, 9
 persons...............   13,374,900(17)      74.4%   27,774,900(17)      85.8%

--------
*Less than 1 percent.


 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

 (2) This percentage is determined on the basis of 16,980,141 shares of Common Stock calculated as follows: (a) 12,700,141 shares outstanding; (b) 3,600,000 shares issuable upon the conversion of Series A Preferred Stock; and (c) 680,000 shares issuable upon conversion of the Series B Preferred Stock, plus, with respect to each named person, the number of shares of Common Stock, if any, which person has the right to exercise or otherwise acquire within sixty days, but otherwise excludes shares of Common Stock issuable pursuant to conversion of the Convertible Debentures, warrants and options.

 (3) This percentage is determined on the basis of an aggregate of 31,380,141 voting rights calculated as follows: (1) 12,700,141 rights from Common Stock outstanding; (b) 18,000,000 rights from the Series A Preferred Stock; and (c) 680,000 rights from the Series B Preferred Stock, plus, with respect to each named person, the number of shares of Common Stock, if any, which such person has the right to exercise or otherwise acquire within sixty days, but otherwise excludes shares of Common Stock issuable pursuant to conversion of the Convertible Debentures, warrants and options.

 (4) Consists of 8,739,900 outstanding shares of Common Stock and 3,600,000 shares of Common Stock issuable upon the conversion of the Series A Preferred Stock.

 (5) Consists of 8,739,900 voting rights held by way of Asean Capital's ownership of 8,739,900 shares of Common Stock and 18,000,000 voting rights held by way of Asean Capital's ownership of 36 shares of Series A Preferred Stock. Pursuant to the terms of the Convertible Debentures, Asean Capital is prohibited from exercising the super majority votes of the Series A Preferred Stock.

 (6) Includes shares of Sunbase Asia Common Stock and Series A Preferred Stock beneficially owned by Gunter Gao and Linda Yang, husband and wife, by way of the ownership by each of Mr. Gao and Ms. Yang of 50% of the capital stock of Sunbase International, which in turn owns all of the capital stock of Asean Capital. Each of Ms. Yang and Mr. Gao disclaims beneficial ownership of the shares held by the other, although their ownership has been aggregated for purposes of this table.

 (7) Consists of shares issuable upon conversion of the Convertible Debentures at an initial exercise price of $5.00 per share. GML is the record owner of $6,000,000 in principal amount of Convertible Debentures.

 (8) Consists of shares issuable upon conversion of the Convertible Debentures at an initial exercise price of $5.00 per share. Wardley is the record owner of $2,000,000 in principal amount of Convertible Debentures.

 (9) PEM, as the general partner of the HSBC Private Equity Fund, L.P. ("HSBC"), the parent of GML, shares voting power and has sole investment power over shares of Common Stock issuable to GML upon conversion of the Convertible Debentures.

(10) Includes 400,000 shares of Common Stock issuable upon exercise of currently exercisable stock options granted to Mr. Kan.

(11) Includes 160,000 shares of Common Stock issuable upon exercise of currently exercisable stock options granted to Mr. McKay, but does not include any shares issuable upon conversion of 18 shares of Series B Preferred Stock owned by Mr. McKay.

(12) Consists of 400,000 shares of Common Stock issuable upon exercise of currently exercisable stock options granted to Mr. Li.

(13) Consists of 30,000 shares of Common Stock issuable upon exercise of currently exercisable stock options granted to Mr. Chang.

(14) Does not include any shares issuable upon conversion of the Convertible Debentures owed by GML and Wardley. Mr. Raffini is an employee of HSBC and the nominee of GML and Wardley to the Board of Directors.

(15) Consists of 8,739,900 outstanding shares of Common Stock and 3,600,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock owned by Asean Capital, which is wholly owned by Sunbase International.

(16) Consists of 8,739,900 voting rights held by way of Asean Capital's ownership of 8,739,900 shares of Common Stock and 18,000,000 voting rights held by way of Asean Capital's ownership of 36 shares of Series A Preferred Stock.

(17) See notes (4), (5), (6), (10), (11), (12), (13), and (14) above.

(18) The address of Dr. Gao and Messrs. Kan, Li, Chang and Lai is 19/F., First Pacific Bank Centre, 51-57 Gloucester Road, Wanchai, Hong Kong. The address of GML, Wardley, PEM and Mr. Raffini is 3 Garden Road, Hong Kong. The address of Mr. Ho and New China Hong Kong is 25/F., Bank of China Tower, 1 Garden Road, Hong Kong. The address of Mr. Yuen is 11/F., Wing Lung Bank Bldg., 45 Des Voeux Road, Central, Hong Kong. The address of Mr. McKay is 2240 Buena Vista, Irwindale, California 91010.

                             ELECTION OF DIRECTORS

  The Company's directors are to be elected at each Annual Meeting of Shareholders. At this Meeting, seven directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualify. The nominees for election as directors at this Meeting set forth in the table below are all recommended by the Board of Directors of the Company.

  Each nominee has indicated his intention to serve, if elected. In the unanticipated event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors.

  There were two meetings of the Board of Directors of the Company during the last fiscal year of the Company. In addition, on five dates resolutions were adopted by the directors acting by written consent in lieu of board meeting as provided for in the Company's By-laws.

  The Board of Directors has designated two committees, the compensation and audit committees.

  Members of the compensation committee of the Board of Directors of the Company review the performance of executive officers of the Company and review the compensation programs for key employees, including salary and cash bonus levels and the operation and administrative of the Stock Option Plan. The compensation committee met once during 1996.

  Members of the audit committee of the Board of Directors of the Company review, act on and report to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent public accountants, the scope of the annual audits, the nature of non-audit services, and fees paid to independent pubic accountants, the performance of the Company's independent public accountants, and the accounting practices of the Company. The audit committee did not meet during 1996.

  Bill McKay attended less than 75% of the Board of Directors meetings.

  The following table sets forth certain information concerning the nominees for election as directors (all of such nominees being continuing members of the Company's present Board of Directors):

                                                                         FIRST
             NAME                                                   AGE ELECTED
             ----                                                   --- -------
       Gunter Gao(1)...............................................  41  1994
       Billy Kan...................................................  45  1996
       William McKay...............................................  43  1996
       (Roger) Li Yuen Fai(2)......................................  36  1994
       (Franco) Ho Cho Hing(2).....................................  44  1994
       Philip P.Y. Yuen(2).........................................  61  1996
       George Raffini..............................................  41  1996

--------
(1) Member of the compensation committee.

(2) Member of the audit committee.

  GUNTER GAO, CHAIRMAN AND DIRECTOR. Mr. Gao is the Chairman of the Board and for over five years has been a principal of Sunbase International, which indirectly owns a controlling position in Sunbase Asia. Sunbase International has various industrial holdings in China in industries such as aviation, transportation, cement, steel and retail. In addition, Mr. Gao is Honorable Chairman of Northern Swan Airlines, an airline operating in China. Mr. Gao is currently a member of China's congress, known as the People's Political Consultative Conference. Mr. Gao serves as a Senior Economic Advisor to several Chinese municipal and provincial governments, including the governments of Tianjin, Hebei, Xinjiang, Harbin and Shaanxi. In addition, Mr. Gao is deputy director of the Sino-Foreign Entrepreneurs Cooperative Committee.

  BILLY KAN, VICE CHAIRMAN AND DIRECTOR. Mr. Kan has been the Vice Chairman and a Director of Sunbase Asia since the beginning of 1996 and the Chairman of the Board of Southwest Products Company since 1996. In addition, Mr. Kan has been the Managing Director & General Manager of Sunbase International (Holdings) Limited and the Vice Chairman of Sunbase China Limited since 1996. From 1990 to 1995, Mr. Kan was Chairman of Biliocean Ltd, a property and consulting company that he founded. Mr. Kan holds a Bachelor of Science Degree from the University of East Anglia, a United Kingdom university, and is a member of The Institute of Chartered Accountants in England and Wales as well as the Hong Kong Society of Accountants.

  WILLIAM MCKAY, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR. Mr. McKay has been the Chief Executive Officer, President and a Director of Sunbase Asia since the beginning of 1996 and has been a Director and President of Southwest Products Company since 1991. Prior to becoming President of Southwest Products he was Southwest Products' General Manager from 1986. Prior to joining Southwest Products Mr. McKay practiced law, specializing in the areas of business and real estate. Mr. McKay holds a Juris Doctorate Degree, Masters in Business Administration and Bachelor of Arts Degree with a major in History and minor in International Relations from the University of Southern California.

  (ROGER) LI YUEN FAI, CHIEF FINANCIAL OFFICER, VICE-PRESIDENT AND
DIRECTOR. Mr. Li has been the Chief Financial Officer and a Director of Sunbase Asia since 1994 and has recently been elected as the Vice-President of Sunbase Asia. From 1990 to 1991 he was compliance manager of the Hong Kong Securities Clearing Company Limited. Mr. Li was employed by Coopers & Lybrand in Hong Kong from 1980 to 1990 (his most recent position was audit manager) and was a partner in a Hong Kong accounting firm from 1992 to 1993.

  (FRANCO) HO CHO HING, DIRECTOR. Mr. Ho has been a Director of the New China Hong Kong Group since 1993 and a Director of Sunbase Asia since 1994. Mr. Ho is also a registered investment advisor with the Securities and Futures Commission in Hong Kong. Mr. Ho held executive positions with Trenomics Securities Limited (1981 to 1983), Shun Loong Bear Stearns Asia Limited (1985 to 1988) and Best Securities Company (1991 to 1993).

  PHILIP YUEN, DIRECTOR. Mr. Yuen is a solicitor of the Supreme Court of Hong Kong. He became a practicing solicitor in 1962 and founded the solicitors' firm Yung, Yu, Yuen & Co. in 1965. He is currently the managing partner of his firm. He has over 30 years' experience in legal practice. Mr. Yuen has been a member of The National Committee of the Chinese People's Political Consultative Conference since 1983 and has been a member of the China International Economic and Trade Arbitration Commission for the past 15 years. Mr. Yuen is also a non-executive director of Tsingtao Brewery Company Limited, Henderson Development Company Limited, Henderson (China) Investment Company Limited and Melbourne Enterprises Limited, all of which are listed on the Stock Exchange of Hong Kong Limited.

  GEORGE RAFFINI, DIRECTOR. From September 1989 to the present, Mr. Raffini has been the Deputy Managing Director of HSBC Private Equity Management Limited with responsibility for managing the investment process for projects and regional private equity investment funds with total capital under management of approximately $500 million. Mr. Raffini received his Bachelor of Science Degree from The American University, a diploma in Political and Economic Affairs from the Institut D'Etudes Politiques, Paris, France, a Masters Degree in International Affairs from Columbia University and a MBA from Harvard University. Mr. Raffini is the nominee of certain of the investors of the Convertible Debentures.

  Individuals who are executive officers but not directors of the Company include:

  (DICKENS) CHANG SHING YAM, CHIEF ACCOUNTING OFFICER. Mr. Chang has been the Chief Accounting Officer of Sunbase Asia since 1995. Mr. Chang was employed by the international accounting firm of Ernst & Young in Hong Kong from 1989 to 1994, most recently as audit manager.

  (DAVIS) LAI KWUN FAI, SENIOR ASSISTANT MANAGER AND CORPORATE SECRETARY. Mr. Lai has been the Corporate Secretary of Sunbase Asia since 1996. In addition, he has been a manager of Sunbase International (Holdings) limited since 1993. From 1991 to 1992, Mr. Lai was the Marketing Manager of Truth Realty Consultant Ltd. Thereafter, he studied at the University of Leeds in the United Kingdom, where he received a Masters of Arts Degree in Economics and Finance.

                            EXECUTIVE COMPENSATION

MANAGEMENT COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information regarding compensation for services in all capacities paid or accrued for the fiscal years indicated by the Company to its Chief Executive Officer and the only other executive officer whose compensation exceeded $100,000 in 1996:

                                          ANNUAL      LONG-TERM
                                       COMPENSATION  COMPENSATION
                                       ------------- ------------
                                                      SECURITIES
                                                      UNDERLYING   ALL OTHER
    NAME/PRINCIPAL POSITION    YEAR(1) SALARY  BONUS   OPTIONS    COMPENSATION
    -----------------------    ------- ------- ----- ------------ ------------
                                         ($)    ($)      (#)          ($)
   W.R. McKay.................  1996   284,327  --     800,000       1,181(2)
    CEO, President, Director
   B. Kan.....................  1996   111,804  --     600,000         -0-
    Vice Chairman, Director

--------
(1) Neither Mr. McKay nor Mr. Kan were employed by Sunbase Asia, Inc. prior to 1996.

(2) Consists of Southwest Products' matching contribution to Mr. McKay's 401
    (k) plan.

                             OPTION GRANTS IN 1996

  Grants of stock options to the named executive officers in 1996 are summarized in the following table:

                                                                POTENTIAL
                                                            REALIZED VALUE AT
                                                             ASSUMED ANNUAL
                           % OF TOTAL                     RATES OF STOCK PRICE
                            OPTIONS                         APPRECIATION FOR
                   OPTIONS GRANTED TO                        OPTION TERM(1)
                   GRANTED EMPLOYEES  EXERCISE EXPIRATION ---------------------
    NAME             (#)    IN 1996    PRICE      DATE        5%        10%
    ----           ------- ---------- -------- ---------- ---------- ----------
   W.R. McKay..... 160,000    7.8%      6.65    01/16/03     433,155  1,009,435
                   160,000    7.8%      7.75    01/16/04     592,045  1,418,050
                   160,000    7.8%      9.25    01/16/05     815,966  2,009,763
                   160,000    7.8%     10.75    01/16/06   1,081,699  2,741,237
                   160,000    7.8%     12.75    01/16/07   1,449,092  3,780,358
   B. Kan......... 200,000    9.8%     6.375    01/16/06     641,473  1,625,617
                   200,000    9.8%     6.375    01/16/07     724,546  1,890,179
                   200,000    9.8%     6.375    01/16/08     811,773  2,181,197

--------
(1) As required by the Securities & Exchange Commission, the dollar amount in the last two columns represent the hypothetical gain or "option spread" that would exit for the options based on assumed 5% and 10% annual compounded rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible appreciation, if any, of the Company's stock. All of the outstanding options held by the named executive officers are currently exercisable at prices substantially greater than the closing price for the Company's stock on October 15, 1997, which was $3 7/8.

                    AGGREGATE OPTION EXERCISES IN 1996 AND
                     OPTION VALUES AS OF DECEMBER 31, 1996

  The value of options exercised by the named executive officers in 1996 and the value of unexercised options at December 31, 1996, are set forth below:

                                                       NUMBER OF           VALUE OF
                                                 SECURITIES UNDERLYING    UNEXERCISED
                                                      UNEXERCISED        IN-THE-MONEY
                                                      OPTIONS AT          OPTIONS AT
                              SHARES               DECEMBER 31, 1996   DECEMBER 31, 1996
                             ACQUIRED    VALUE       EXERCISABLE/        EXERCISABLE/
      NAME                  ON EXERCISE REALIZED     UNEXERCISABLE       UNEXERCISABLE
      ----                  ----------- -------- --------------------- -----------------
   B. Kan..................     -0-       -0-           200,000(1)            -0-(1)
                                -0-       -0-           400,000(2)            -0-(2)
   W.R. McKay..............     -0-       -0-               -0-(1)            -0-(1)
                                -0-       -0-           800,000(2)            -0-(2)

--------
(1) Exercisable

(2) Unexercisable

  The value of unexercised in-the-money options is determined by using the difference between the exercise price and the average bid price at December 31, 1996.

                             EMPLOYMENT AGREEMENTS

  On January 16, 1996, Sunbase Asia and Southwest Products entered into an employment agreement with William R. McKay (the "Agreement") pursuant to which Mr. McKay is employed to serve as President and Chief Executive Officer of Southwest Products Company and as President and Chief Executive Officer of Sunbase Asia for a term of five years. Under the terms of the Agreement, Mr. McKay will be paid an annual base salary of U.S.$285,000. The base salary may be increased or decreased (to a minimum of $225,000), based upon an annual review of Mr. McKay's performance. In addition to the base salary the Board of Directors of Sunbase Asia may, at its sole discretion, pay Mr. McKay a bonus for any particular year of his employment. On January 16, 1996, in connection with the execution of the Agreement, Sunbase Asia, Southwest Products and Mr. McKay entered into a Confidentiality and Non-Competition Agreement pursuant to which Mr. McKay agrees to keep certain information of Sunbase Asia, Southwest Products and their affiliates confidential and is prohibited from competing with Sunbase Asia, Southwest Products and their affiliates during the term of the Agreement.

  Pursuant to the terms of an Employment Agreement between the Company and Mr. Kan dated August 1, 1996, Mr. Kan is employed as the Vice Chairman of the Board of Directors or such other capacity of an equivalent status as the Company may reasonably require. The term of employment commenced on August 1, 1996, and continues until terminated by either party giving to the other not less than 12 months prior notice. Mr. Kan's duties include the development, marketing and promoting of the products of the Company as may be required by the Board of Directors. Mr. Kan is to exercise such powers and functions and perform such duties in relation to the business of the Company as may from time to time be assigned to him by the Board. Mr. Kan will be paid a salary of HK$1,625,000 per annum subject to review by the Board on an annual basis. Mr. Kan is also entitled to stock options.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee is responsible for reviewing the Company's compensation policies and making recommendations to the Board with respect to executive compensation, including the granting of stock options. The Company's compensation policies are designated to attract and retain qualified executives who are willing to work in a unique environment; create a performance oriented system which recognizes both annual and long term results; strengthen the identification of executive officers with shareholders' interests; and reward long term commitment to the Company.

  Compensation of the Company's executive officers is composed primarily of salary and stock options. Salaries for the two highest paid executive officers have been fixed pursuant to contractual arrangements. See "Employment Agreements." In negotiating the terms of the Employment Agreements, the Compensation Committee sought to establish salary levels which would be sufficient to attract and retain executives to work in a company whose primary operations are in the People's Republic of China. Given these unique circumstances, the Committee believed that there were not sufficient comparable companies to provide any meaningful statistical data which would assist in determining appropriate salary levels. Rather, the Compensation Committee took into account the relevant experience of the officers and what the Compensation Committee deemed to be competitive alternatives should they obtain employment elsewhere.

  Pursuant to their Employment Agreements, the two senior executive officers may be paid bonuses for extraordinary performance. The Company does not have specific criteria governing the payment of bonuses. However, the Compensation Committee intends to consider the Company's profitability, growth in profits and improved gross margins as key criteria in determining whether or not to award any bonuses to executive officers. To date, no such bonuses have been awarded.

  Other executive officers of the Company are compensated at levels at which the Compensation Committee believes to be competitive in order to obtain persons of their background and experience in their respective labor markets in China, Hong Kong and the United States.

  Stock options are intended to strengthen the identification of the executive officers with the interest of the Company's stockholders. Stock options are used by the Compensation Committee as a form of long term incentive compensation and not as renumeration for the past year's services. Options are granted and their terms fixed with a view to providing a reward to the grantee only if the grantee stays with the Company for a substantial period of time (one year or longer) and the price of the Company's stock appreciates during that time period. The Compensation Committee's standards for determining the number of options granted are subjective. The Committee considers the past and likely future contributions of an individual officer in order to determine if stock options should be granted and, if so, the appropriate number of options to be granted. Consideration is given to the number of options already held by an officer in determining whether or not an additional grant is necessary and appropriate. All options granted have an exercise price of not less than the fair market value of the stock on the date of grant and generally vest over a period of several years.

  Basis for Compensation of the CEO. As noted, Mr. McKay is compensated in accordance with the terms of his Employment Agreement entered into on January 16, 1996. His salary for 1996 was fixed at $285,000. Mr. McKay was not awarded any bonus for 1996 in view of the Company's performance for the year.
Mr. McKay is entitled to receive options to acquire up to 800,000 shares of common stock of the Company provided that such options will vest at the rate of 160,000 shares per each full year of Mr. McKay's employment under the employment contract.

                                          By the Compensation Committee

                                          Gunter Gao

COMPENSATION OF DIRECTORS

  None of the directors receive compensation for serving on the Board of Directors. All of the directors are eligible to participate in the Company's 1995 Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee is or formerly was an officer or employee of the Company or had any relationships requiring disclosure under
Item 404 of Regulation S-K. Furthermore, none of the executive officers of the Company served as a member of the Board of Directors, Compensation Committee or committee performing equivalent functions of any other company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  A promissory note for $5,102,000 (the "Note") was issued to Asean Capital Limited ("Asean") in connection with a Share Exchange Agreement and is secured by a continuing security interest in all of the Company's title and interest in the outstanding capital stock of its wholly-owned subsidiary China Bearing. The Note is denominated in and is repayable in full in United States dollars, and bears interest at 8% per annum.

  In connection with the issuance of the convertible debentures, Asean has undertaken that for so long an any of the debentures are outstanding, no amounts are to be repaid on the Note unless there is sufficient working capital and the repayment is made in accordance with the following schedule:

                    PAYMENT PERIOD                          AMOUNT
                    --------------                          ------

   August 1, 1996 to July 31, 1997................. up to $2,000,000 plus accrued interest
   August 1, 1997 to July 31, 1998................. up to $1,500,000 plus accrued interest
   August 1, 1998 to July 31, 1999................. up to $1,500,000 plus accrued interest

  Pursuant to the above described repayment schedule, a payment was made on the Note on September 10, 1996.

  Harbin Bearing, a majority owned subsidiary of the Company, and Harbin Precision, an entity affiliated with the Municipal Government of Harbin, have entered into leases (the "Ancillary Transport Equipment Lease" and the "Manufacturing Machinery Lease") covering all equipment and assets of the factory in Harbin relating to the bearing operations which were not contributed to the Company in the Restructuring, which occurred in 1993 (the "restructuring"). The Leases cover cars, trucks, machinery, and equipment used in manufacturing, office administration and power generation and provide for total annual payments of RMB 27,183,000 (U.S. $3,267,000). At the expiration of the two leases on December 31, 1998, and December 31, 2001, respectively, Harbin Bearing has the right to either renew the Leases or acquire the equipment.

  Harbin Bearing and Harbin Holdings, an entity affiliated with the Municipal Government of Harbin, have entered into a lease covering plants and buildings used in Harbin Bearing's business which were not contributed to Harbin Bearing in the Restructuring (the "Plant Lease"). The Plant Lease provides for annual rent payments of RMB 3,751,000 (U.S. $452,000). At the expiration of the Plant Lease on December 31, 1998, Harbin Bearing has the right to extend the Lease at market rent for another five years.

  Harbin Holdings and Harbin Bearing have entered into a lease providing for the use of land by Harbin Bearing at RMB 2,508,000 (U.S. $302,000) per annum, effective January 1, 1994, subject to future adjustments in accordance with changes in government fees.

  Harbin Holdings owns the rights to the trademark "HRB." Pursuant to an exclusive and perpetual trademark license agreement, Harbin Holdings has granted Harbin Bearing the exclusive and perpetual right to use the "HRB" trademark on its products and marketing materials. The royalty on the trademark license agreement is 0.5% of annual sales from 1994 to 2003 and 0.3% from 2004 to 2013.

  Harbin Bearing and Harbin Holdings have entered into an agreement (the "Pension Agreement") relating to pension arrangements for Harbin Bearings. The Pension Agreement provides that Harbin Bearing may satisfy the statutory requirement to pay an amount equal to 20% (22% effective July 1, 1996) on annual wages to the municipal government to fund future pension obligations of its existing employees by making such payments to Harbin Holdings as representative of the municipal government of Harbin, and Harbin Holdings agrees to be responsible for all obligations to employees of Harbin Bearing who retire or leave December 1994.

  Harbin Bearing and Harbin Holdings are parties to a management and administrative service agreement that provides for the payment by Harbin Bearing of an annual fee of RMB 17,160,000 (approximately U.S. $2,049,000) in connection with services for medical, heating, education and other staff-related benefits provided by Harbin Holdings for a term of three years. The fees are subject to an annual 10% inflation adjustment.

  In 1996 the Company paid a total amount of RMB 941,000 (U.S. $113,000) to Sunbase International Limited for reimbursement of the expenses incurred on behalf of the Company. These expenses include expenses for office rental, office management fees, travel and utilities.

                        COMPARE CUMULATIVE TOTAL RETURN
                           AMONG SUNBASE ASIA INC.,
                    NASDAQ MARKET INDEX AND SIC CODE INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             SUNBASE        INDUSTRY
FISCAL YEAR ENDING           ASIA INC.      INDEX        BROAD MARKET
------------------           ---------      --------     ------------
1996                         $100.00        $100.00      $100.00
1996                         $100.00        $106.70      $103.98
1996                         $ 83.87        $111.06      $111.68
1996                         $100.00        $116.75      $114.76
1996                         $103.23        $116.75      $114.76
1996                         $ 69.35        $116.63      $120.16


                   ASSUMES $100 INVESTED ON FEBRUARY 9, 1996
                          ASSUMES DIVIDEND REINVESTED
                     FISCAL YEAR ENDING DECEMBER 31, 1996

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the NASDAQ concerning their holdings of, and transactions in, equity securities of the Company. Copies of these filings must be furnished to the Company.

  Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all persons, subject to such filing requirements filed the required reports on a timely basis in accordance with Section 16(a).

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed, subject to ratification by the shareholders, Ernst & Young LLP as independent auditors for the year ended December 31, 1997. The Board of Directors recommends ratification of the appointment of Ernst & Young LLP.

                             SHAREHOLDER PROPOSALS

  Shareholders who wish to present proposals for action at the Company's 1997 Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than 120 days prior to the 1997 meeting, which is estimated to be Tuesday, December 15, 1998.

                         ANNUAL REPORT TO SHAREHOLDERS

  The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1996, including audited financial statements, is being mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                          ANNUAL REPORT ON FORM 10-K

  A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Sunbase Asia, Inc., 2240 Buena Vista, Irwindale, California 91010, Attention: Todd Stockbauer. If Exhibit copies are requested, a copying charge of $.20 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ William McKay

                                          William McKay
                                          President and Chief Executive
                                           Officer

Irwindale, California
November 19, 1997

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY
                               SUNBASE ASIA, INC.
 19/F., First Pacific Bank Centre
      51-57 Gloucester Road                      2240 Buena Vista
        Wanchai, Hong Kong                  Irwindale, California 91010
         (852) 2865-1511                           (626) 358-0181

               ANNUAL MEETING OF SHAREHOLDERS DECEMBER 15, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint William McKay and Li Yuen Fai (Roger), and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Sunbase Asia, Inc. held of record by the undersigned at the close of business on October 15, 1997 and entitled to vote at the Annual Meeting of Shareholders of Sunbase Asia, Inc. to be held at 10:00 a.m., December 15, 1997 at 2240 Buena Vista, Irwindale, California 91010, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

  1. ELECTION OF DIRECTORS FOR all nominees below
      (except as marked to the contrary below). [_]

  WITHHOLD AUTHORITY to vote for all nominees listed below. [_]

(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below):
[_] Gunter Gao  [_] William McKay    [_] Philip Yuen  [_] Ho Cho Hing (Franco)
           [_] Li Yuen Fai (Roger)      [_] Billy Kan    [_] George Raffini

  2. RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR YEAR 1997
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  THE SIGNER HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN BY THE SIGNER TO VOTE AT SAID MEETING OR ANY ADJOURNMENTS THEREOF.

                                            Dated: __________, 1997

                                            By: ___________________


                                            _______________________
                                                  Signature

                                            NOTE: Please sign exactly as name
                                            appears hereon. Joint owners should
                                            each sign. When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            full title as such.

PLEASE READ, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.